EXHIBIT 99.1

(INSITUFORM-TECH)(INSU) Insituform Technologies, Inc. Reports Third Quarter 2006 Results

Chesterfield, MO - October 30, 2006 - Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported third quarter net income of $5.7 million, or $0.21 per diluted share, virtually unchanged from $5.8 million, or $0.21 per diluted share, earned in the year-earlier quarter. For the first nine months of 2006, net income increased $5.3 million, or 60.1%, to $14.2 million, or $0.52 per diluted share, from $8.9 million, or $0.33 per diluted share, in the first nine months of 2005.

Thomas S. Rooney, Jr., President and Chief Executive Officer commented, “I am very pleased by the critical progress made in the tunneling segment as well as in our core sewer rehabilitation segment during the third quarter. Tunneling is finally poised to begin quarter-over-quarter positive cash generation for the first time in several years, while our core rehabilitation segment has built up significant backlog, which we believe will fuel its continued growth going forward. As expected, the Tite Liner® business again generated very strong profits for the quarter. Consolidated net income for the quarter has moved up dramatically, particularly if one adjusts for one-time issues such as changes in options accounting and high levels of tunneling and insurance claims recognized at this point in 2005. All-in-all we are very pleased with the results for the quarter.”

Consolidated third quarter revenues decreased $11.1 million, or 7.2%, to $144.1 million as compared to the third quarter of 2005. Lower revenues in the Tite Liner® and tunneling segments were nearly offset by increased activity in the rehabilitation segment.

Consolidated gross profit for the third quarter of 2006 decreased by $1.2 million, or 3.7%, from the same period in 2005. Gross profit improvement in the rehabilitation segment resulting from productivity improvements in the United States and Canada was partially offset by lower gross profit in the tunneling segment, resulting primarily from underutilized equipment expense, which was approximately $2.3 million in the third quarter 2006. In addition, in the third quarter of 2005, the tunneling segment benefited from the recognition of contract claims relating to differing site conditions and specifications of $2.9 million.

Operating expenses in the third quarter of 2006 increased $0.9 million, or 3.9%, to $24.3 million from $23.4 million in 2005, due primarily to increases in incentive compensation and stock option expenses of $1.2 million and $0.7 million, respectively. The third quarter of 2005 did not include comparable expenses due to the fact that stock options were not required to be expensed until 2006 and the Company’s results in 2005 were below incentive compensation targets. Expenses related to legal matters increased $0.2 million during the third quarter of 2006 as the Company continued to aggressively pursue contract claims and moneys owed to the Company, along with increased legal efforts to protect intellectual property rights as well as shareholder rights in its joint ventures. There also were increased expenses related to investments in growth opportunities internationally, particularly in Eastern Europe and Asia. These increases were partially offset by decreases in field support expenses in rehabilitation and tunneling as a result of restructuring initiatives.

Consolidated revenues decreased $7.5 million, or 1.7%, in the first nine months of 2006 to $441.8 million compared to $449.3 million in 2005. Gross profit, however, increased 8.3% to $94.4 million from $87.2 million in the first nine months of 2005. Operating expenses increased $3.5 million, or 5.0%, to $73.1 million as compared to $69.6 million in 2005. Operating income increased 21.2% to $21.3 million from $17.6 million in the first nine months of 2005.

Continued strengthening of the rehabilitation market in the United States resulted in a $10.4 million, or 9.7%, growth in third quarter revenues in the rehabilitation segment. As discussed in the second quarter of 2006, in late 2005 the rehabilitation market experienced a significant softening in the United States. Each subsequent quarter, since late 2005, has seen modest, sequential growth in the rehabilitation market.

Gross profit in the rehabilitation segment increased by $2.3 million, or 8.8%, to $28.9 million in the third quarter of 2006 compared to the third quarter of 2005, due primarily to higher revenues and increased crew efficiencies partially offset by higher material costs. With crew productivity improvements, the Company has been able to generate increased revenues with lower labor costs in the third quarter of 2006 compared to the same period in 2005. In contrast, material costs increased significantly during 2006, driven primarily by resin costs. The ability to pass through some of the price increases to customers, along with crew efficiencies, enabled the Company to maintain a gross profit margin of 24.5% in the third quarter of 2006 compared to 24.7% in the third quarter of 2005.

Operating income in the rehabilitation segment declined $0.3 million, or 3.4%, to $8.2 million in the third quarter of 2006 compared to the year-ago quarter due to higher operating expenses, primarily related to the inclusion of stock option and incentive compensation expense in the third quarter of 2006 that were not included in the comparable 2005 results, as well as increased legal fees.

For the first nine months of 2006, revenues in the rehabilitation segment increased 5.6% to $355.1 million from $336.3 million in the same period of 2005. Gross profit rose $2.3 million, or 2.8%, to $83.4 million due primarily to the factors discussed above. In addition, rehabilitation gross profit in the first nine months of 2005 included a $3.4 million benefit from a claim recognized against our excess liability insurance carrier. Operating income decreased to $22.0 million from $25.3 million in the first nine months of 2005.

Tite Liner®’s revenues declined in the third quarter of 2006 by 16.0% to $9.8 million from $11.7 million in the third quarter of 2005. The decline was mainly due to exceptionally strong quarterly results in 2005 for the Tite Liner® business, particularly for its South American operations. Revenues from South American operations were $2.6 million lower in the third quarter of 2006 compared to the third quarter of 2005, while revenues from North American (U.S. and Canada) operations increased by $0.7 million in the third quarter of 2006 compared to the same period in 2005.

Gross profit, however, increased by 2.7% to $3.6 million in the third quarter of 2006 from $3.5 million in the third quarter of 2005, due to stronger gross profit margins in the United States and South America. Tite Liner®’s stronger margins resulted from improved pricing and efficiencies gained through sustained volume throughout 2006. Tite Liner®’s 36.5% gross profit margin in the third quarter of 2006 compared favorably to the 29.9% gross profit margin in the third quarter of 2005.

Tite Liner®’s operating income was $2.1 million in the third quarter of 2006, a 5.8% decrease from the third quarter of 2005. The slightly higher gross margin, partially offset by increased operating expenses, prevented a further decrease in operating income.

For the first nine months of 2006, revenues in the Tite Liner® segment climbed $8.9 million, or 31.9%, to $36.9 million from $27.9 million in the prior year period. Gross profit totaled $12.2 million compared to $8.4 million in 2005. Operating income was $7.4 million and $4.6 million in the first nine months of 2006 and 2005, respectively.

The tunneling segment experienced sharply lower revenues in the third quarter of 2006 compared to the third quarter of 2005, due mainly to planned lower backlog and fewer active projects during the quarter. Revenues during the quarter were 55.2% lower at $16.0 million, from $35.7 million in the third quarter of 2005. As of September 30, 2006, backlog had increased significantly from the prior quarters, and revenues are expected to grow after several quarters of decline.

Tunneling’s gross loss in the third quarter of 2006 was $0.9 million compared to a $2.8 million gross profit in the third quarter of 2005. The gross loss in the third quarter of 2006 was primarily due to $2.3 million of underutilized equipment costs, while the third quarter of 2005 benefited from the recognition of two claims totaling $2.9 million. Tunneling continues to struggle with underutilized equipment expenses, primarily depreciation and operating lease expenses. The Company continues to pursue a number of options to reduce the level of equipment in the tunneling segment.

Operating expenses in the tunneling segment decreased $1.9 million, or 48.1%, in the third quarter of 2006 compared to the same period in 2005 due to reductions in administrative staffing and related costs to adjust to a lower operating base, partially offset by higher corporate expenses allocated to tunneling for increased management efforts to manage the business. Tunneling’s operating loss widened by $1.7 million in the third quarter of 2006 compared to the third quarter of 2005 due primarily to the benefit of claims recognized in 2005.

The factors mentioned above similarly impacted tunneling’s revenues in the first nine months of 2006, as revenues declined to $49.8 million from $85.1 million in the first nine months of 2005. Tunneling’s gross loss was $1.3 million in the first nine months of 2006 compared to $2.4 million in the same period of 2005, and included underutilized equipment costs of $6.8 million in 2006 as compared to $2.8 million in the first nine months of 2005. Also impacting tunneling’s operating results for the first nine months was the recognition of $3.8 million in claims in 2005; whereas, only $0.7 million was recognized in the current year. Tunneling’s operating loss narrowed by $4.3 million, or 34.7%, in the first nine months of 2006 compared to the first nine months of 2005 due to the completion of several problem projects earlier this year.

The Company’s consolidated results for the third quarter and first nine months of 2006 were favorably impacted by lower interest expense as a result of reduced debt from normal amortization payments. In addition, investment income improved in the current year as a result of increased interest received on improved cash balances, higher market rates and interest accrued on the insurance claim receivable. Sales of tunneling property and equipment resulted in gains of $1.4 million and $1.6 million in the third quarter and first nine months of 2006, respectively.

Unrestricted cash decreased to $75.1 million at September 30, 2006 from $77.6 million at June 30, 2006 and $77.1 million at December 31, 2005. Cash provided by operating activities was $19.4 million in the first nine months of 2006, primarily due to increased net income as well as non-cash items such as depreciation and equity based compensation. Cash flow from operations was $8.3 million in the first nine months of 2005. Cash used by investing activities was $8.7 million, consisting mainly of capital expenditures of $14.1 million offset by proceeds from sales of fixed assets of $3.9 million. Capital expenditures reflected the replacement of older equipment as well as the further roll-out of the air/steam inversion process. In the first nine months of 2006, cash used in financing activities was $11.9 million and consisted of a $15.7 million annual principal payment on our long-term debt, partially offset by proceeds from the issuance of common stock upon stock option exercises of $3.9 million.

Total contract backlog was $295.1 million at September 30, 2006 compared to $272.5 million at June 30, 2006 and $302.1 million at September 30, 2005.

Due to much stronger market activity in the second and third quarters of 2006, backlog in the rehabilitation segment increased 7.7%, or $14.4 million, to $201.2 million at September 30, 2006 compared to $186.8 million at June 30, 2006. However, due to changing market behavior, the incubation period between contract awards and the release of workable backlog has increased. Consequently, there are a significant number of apparent low-bid (ALB) projects that are not included in reported backlog at September 30, 2006. Due to stronger rehabilitation market activity in the second and third quarters of 2006; ALB projects increased 22% from the end of 2005.

Tunneling backlog increased $10.6 million to $80.7 million at September 30, 2006 from $70.1 million at June 30, 2006. With the completion of several problem tunneling projects, management has renewed its focus on winning profitable work that is compatible with tunneling’s core mining competency. Tunneling backlog at September 30, 2006 represented an increase of $14.4 million, or 21.7%, compared to December 31, 2005 and a decrease of $2.9 million, or 3.5%, compared to September 30, 2005.

Tite Liner®’s contract backlog decreased $2.4 million, or 15.4%, to $13.2 million at September 30, 2006 from $15.6 million at June 30, 2006 as Tite Liner® experienced higher revenues, especially in its North American (U.S. and Canada) operations.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

This news release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on information currently available to the management of Insituform Technologies, Inc. and on management’s beliefs and assumptions. When used in this news release, the words “anticipate,” “estimate,” “believes,” “plans,” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected and include, among others, our belief that tunneling is poised to begin positive cash generation and that its backlog will fuel revenue growth going forward. Other factors which could affect results include, among others, the competitive environment for the Company’s products and services, the availability and pricing of raw materials used in the Insituform® cured-in-place (“Insituform CIPP”) process, increased competition upon expiration of the Company’s patents or the inadequacy of one or more of its CIPP process patents to protect its operations, the geographical distribution and mix of the Company’s work, the ability of the Company to attract business at acceptable margins, foreseeable and unforeseeable issues in projects that make it difficult or impossible to meet projected margins, the timely award or cancellation of projects, political circumstances impeding the progress of work, the Company’s ability to remain in compliance with its financial covenants, the regulatory environment, weather conditions, the outcome of the Company’s pending litigation and other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

CONTACT:	Insituform Technologies, Inc.
  David A. Martin, Vice President and Controller
  (636) 530-8000

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues	$144,076	$155,213	$441,841	$449,331
Cost of revenues	112,436	122,363	347,475	362,159
Gross profit	31,640	32,850	94,366	87,172
Operating expenses	24,293	23,391	73,056	69,588
Operating income	7,347	9,459	21,310	17,584
Other (expense) income:
Interest expense	(1,716)	(2,167)	(5,142)	(6,461)
Interest income	762	395	2,542	1,362
Other	1,507	(247)	1,945	(411)
Total other income (expense)	553	(2,019)	(655)	(5,510)
Income before taxes on income	7,900	7,440	20,655	12,074
Taxes on income	2,402	2,000	6,802	3,622
Income before minority interests and equity in earnings	5,498	5,440	13,853	8,452
Minority interests	(117)	(48)	(242)	(128)
Equity in earnings of affiliated companies	314	368	632	571
Net income	5,695	5,760	14,243	8,895

Earnings per share of common stock and common stock equivalents:
Basic	$0.21	$0.21	$0.53	$0.33
Diluted	0.21	0.21	0.52	0.33

Weighted average number of Shares:
Basic	27,091	26,793	27,024	26,764
Diluted	27,424	27,045	27,467	26,942

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
SEGMENT DATA	2006	2005	2006	2005
Revenues
Rehabilitation	$118,269	$107,821	$355,147	$336,279
Tunneling	16,002	35,724	49,843	85,123
Tite Liner®	9,805	11,668	36,851	27,929
Total revenues	$144,076	$155,213	$441,841	$449,331

Gross profit (loss)
Rehabilitation	$28,927	$26,596	$83,435	$81,172
Tunneling	(868)	2,767	(1,318)	(2,438)
Tite Liner®	3,581	3,487	12,249	8,438
Total gross profit	$31,640	$32,850	$94,366	$87,172

Operating income (loss)
Rehabilitation	$8,225	$8,513	$21,962	$25,320
Tunneling	(2,963)	(1,267)	(8,087)	(12,375)
Tite Liner®	2,085	2,213	7,435	4,639
Total operating income	$7,347	$9,459	$21,310	$17,584

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

ASSETS	September 30, 2006	December 31, 2005
CURRENT ASSETS
Cash and cash equivalents	$75,125	$77,069
Restricted cash	5,289	5,588
Receivables, net	99,295	85,896
Retainage	36,027	33,138
Costs and estimated earnings in excess of billings	35,966	32,503
Inventories	16,836	15,536
Prepaid expenses and other assets	27,408	24,294
TOTAL CURRENT ASSETS	295,946	274,024
PROPERTY, PLANT AND EQUIPMENT, less accumulated depreciation	92,065	95,657
OTHER ASSETS
Goodwill	131,544	131,544
Other assets	16,092	17,103
TOTAL OTHER ASSETS	147,636	148,647

TOTAL ASSETS	$535,647	$518,328

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$17,551	$18,264
Accounts payable and accrued expenses	102,474	94,560
Billings in excess of costs and estimated earnings	17,001	14,017
TOTAL CURRENT LIABILITIES	137,026	126,841
LONG-TERM DEBT, less current maturities	65,048	80,768
OTHER LIABILITIES	3,515	5,497
TOTAL LIABILITIES	205,589	213,106
MINORITY INTERESTS	2,048	1,726
TOTAL STOCKHOLDERS’ EQUITY	328,010	303,496

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$535,647	$518,328

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$14,243	$8,895
Adjustments to reconcile to net cash provided (used) by operating activities: Depreciation	14,962	13,915
Amortization	943	1,220
Deferred income taxes	(1,876)	2,909
Equity-based compensation expense	3,677	763
Other	(786)	18
Change in restricted cash related to operating activities	298	(2,555)
Tax benefits from stock option exercises	(751)	-
Changes in operating assets and liabilities:
Receivables, including costs and estimated earnings in excess of billings	(17,446)	(23,059)
Inventories	(965)	(2,439)
Prepaid expenses and other assets	(2,683)	(10,271)
Accounts payable and accrued expenses	9,808	18,906
Net cash provided by operating activities	19,424	8,302
Cash flows from investing activities:
Capital expenditures	(14,087)	(20,870)
Proceeds from sale of fixed assets	3,938	715
Liquidation of life insurance cash surrender value	1,423	-
Investment in patents	-	(557)
Net cash used in investing activities	(8,726)	(20,712)
Cash flows from financing activities:
Proceeds from issuance of common stock And exercise of stock options	3,920	1,041
Additional tax benefit from stock option exercises recorded in additional paid in capital	751	-
Proceeds from notes payable	2,795	6,179
Principal payments on notes payable	(3,501)	(1,890)
Principal payments on long-term debt	(15,732)	(15,767)
Deferred financing charges paid	(106)	(260)
Net cash used in financing activities	(11,873)	(10,697)
Effect of exchange rate on cash	(769)	(474)
Net decrease in cash and cash equivalents for the period	(1,944)	(23,581)
Cash and cash equivalents, beginning of period	77,069	93,246
Cash and cash equivalents, end of period	75,125	69,665